Exhibit 10.1

March 14, 2006

Mr. Michael W. Towe

Dear Mike:

This letter agreement (“Agreement”) confirms the agreements and understandings between you and Roper Industries, Inc. (the “Company”) regarding (1) your separation from service with the Company, (2) the benefits to which you are entitled upon separation, and (3) the additional consideration the Company is offering to you in exchange for a complete release of any and all claims against the Company and any Affiliate, as set forth below.

Separation Date

The parties to this Agreement acknowledge that you have indicated your desire to pursue other interests and that the Company has agreed to your separation from service from the Company. To effect such separation, the parties have agreed that your employment with the Company will end on the terms and conditions described in this Agreement, including the release outlined below, and that the separation will be effective on the date first written above (hereafter the “Separation Date”), provided that the release described below will be effective from the date of your signature below if that date is later.

Separation Benefits

By accepting the terms of this Agreement, you will become entitled to receive the following compensation and benefits from the Company:

Health and Welfare Benefits – If you were participating in medical, dental, and/or vision coverage for yourself and any eligible dependents, all active coverage will end as of the Separation Date. You will receive a packet regarding continuation of benefits under COBRA (Consolidated Omnibus Benefits Reconciliation Act), and you and any eligible dependents may elect to continue coverage for up to an additional eighteen (18) months, provided you timely enroll for coverage. The Company will pay the cost of the first twelve (12) months of COBRA coverage for you. In addition, the Company will continue any other healthcare reimbursement benefit(s) for yourself in which you were participating on the Separation Date for the first (12) months following the Separation Date. All other health and welfare benefits end as of the Separation Date.

Initial Award of Restricted Stock – Because we have mutually agreed to your separation from the Company, the 15,000 restricted shares awarded to you at the time of hire (now 30,000, after giving effect to the recent stock split) will vest on the eighth day immediately following the Separation Date.

Options – The deadline to exercise any fully vested options that you hold on the Separation Date will be extended to sixty (60) days after the Separation Date.

Severance – You will receive severance pay at your current base salary level through December 31, 2006. You will also receive an additional severance payment of $15,000 within 15 days after the Separation Date.

Incentive – For the 2005 plan year, the Company agrees to waive the requirement of continued employment for incentive eligibility and agrees to pay to you a $100,000 incentive payment for the 2005 plan year, which will be paid to you within 15 days after the Separation Date.

Perquisites – All perquisites, such as your Executive Financial Planning Allowance and your Company car, terminate as of the Separation Date.

Return of company property – You may cooperate with the Company to arrange a convenient time and place to return the Company car or you must surrender it immediately if requested to do so by the Company. You must immediately return to the attention of Mr. David Liner, General Counsel, Roper Industries, Inc. 2160 Satellite Blvd, Suite 200, Duluth, GA 30097, all other Company property in your possession, including but not limited to computers, credit cards, documents and records of the Company or any Affiliate, in whatever medium and of whatever kind or type. As additional consideration for the release below, after the Company has had an opportunity to remove any Company data from the Company computer that is currently assigned to you, the Company will transfer ownership of that computer to you on an as-is, where-is basis. After the Separation Date you should no longer have files or documents containing confidential information of the Company in your possession, however, to the extent any such information remains in your possession or memory, you agree to continue to protect that information and refrain from using or disclosing that information.

Release

The Company’s decision to offer additional consideration in exchange for a release of claims shall not be construed as an admission by the Company of (i) any liability whatsoever, (ii) any violation of any of your rights or those of any person, or (iii) any violation of any order, law, statute, duty, or contract. The Company specifically disclaims any liability to you or to any other person for any alleged violation of any rights possessed by you or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

You acknowledge that the consideration being paid to you under the terms of this Agreement exceeds the amount, if any, to which you are otherwise entitled.

The release and discharge of claims contained herein applies to (i) Roper Industries, Inc., (ii) to each and all of its Affiliates1, (iii) to each of their past, present, and future officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, whether or not acting in the course and scope of employment, and (iv) to all persons acting by, through, under, or in concert with any of the foregoing persons or entities (all collectively the “Company” for purposes of this release).

The claims subject to this release include, without limitation, any and all claims related or in any manner incidental to your employment with the Company or the termination of that employment relationship. The parties understand the word “claims” to be as broad as legally possible and to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims based on any act, omission or statement to or about you (express or implied, written or oral) occurring at any time before you sign this Agreement, whether arising out of your employment with the Company or the termination of your employment or otherwise. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement, without regard to whether those claims are based on an alleged violation of any federal, state, municipal or other law, contract, or common-law duty; any alleged unlawful act; and any other claim or cause of action, regardless of the forum in which it might be brought and regardless of whether it is based upon domestic or foreign laws, including without limitation, the laws of the United States of America (and any jurisdiction within). This release applies to any claims brought by any person or agency on behalf of you or any class action pursuant to which you may have any right or benefit.

This release includes all claims, whether known or unknown, that are related or in any manner incidental to your employment with the Company or the termination of that employment relationship, up to the date you sign this Agreement. Some of the types of claims, that you are releasing, although there also may be others not listed here, are claims related to:

a.	Discrimination and harassment on the basis of sex, race, color, national origin, religion, disability or veteran status;

b.	Breach of contract, wrongful discharge (including retaliatory discharge) or any other possible restrictions on the Company’s ability to terminate its employees at will, including but not limited to (i) violation of public policy, (ii) breach of any express or implied contract, including but not limited to any claims under your offer letter dated October 20, 2004, and (iii) breach of any duty of good faith and fair dealing;

[1]	For purposes of this Agreement, an “Affiliate” includes any firm, company, business entity or other organization: (a) which is directly or indirectly controlled by the Company, or (b) which directly or indirectly controls the Company, (c) which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company, (d) of which the Company or any Affiliate is a partner, or (e) of which the Company or any Affiliate owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

c.	Discrimination on the basis of age, including claims under the Age Discrimination in Employment Act (the “ADEA”), which is located at 29 United States Code, Sections 621 through 634, the Older Workers’ Benefits Protection Act (the “OWBPA”), and any applicable state or local law prohibiting age discrimination;

d.	Negligence, defamation, invasion of privacy, fraud, misrepresentation, denial of leave or other terms and conditions of employment, or infliction of emotional or mental distress; and

e.	Breach of any oral or written contract.

If you so choose, you may take up to twenty-one (21) days to consider whether or not to sign this Agreement. You acknowledge and represent (i) that you have not been asked by the Company to shorten the time-period for consideration of whether to sign this Agreement, (ii) that the Company has not threatened to withdraw or alter the benefits due prior to the expiration of the 21-day period, and (iii) that the Company has not provided different terms to you in exchange for your agreement to sign the Agreement prior to the expiration of the 21-day consideration period. You agree that any changes to the terms this Agreement that result from negotiations between you and the Company, whether material or immaterial, will not restart the running of the 21-day consideration period.

You understand that you have a seven-day period after signing this Agreement in which to revoke or rescind this Agreement by informing Mr. David Liner, General Counsel, Roper Industries, Inc. 2160 Satellite Blvd, Suite 200, Duluth, GA 30097, in writing of your decision to revoke or rescind, and this Agreement will not become effective until the seven-day period has expired. This Agreement will become effective upon the expiration of the seven-day period following the date upon which you signed the Agreement, provided that you have also returned it to the Company. No consideration will be paid for the release until at least the eighth day after you sign this Agreement.

You promise never to file a lawsuit asserting any claim that is released by you and further promise not to accept any recoveries or benefits which may be obtained on your behalf by any other person or agency or in any class action and do hereby assign any such recovery or benefit to the Company. Notwithstanding the foregoing, the release contained herein shall not apply to (i) any rights that you may have under the Company’s retirement plans including the 401(k) plan, (ii) any rights you may have under this Agreement, (iii) your right under applicable law (i.e., COBRA) to continued medical insurance coverage at your expense, (iv) your statutory right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”), to participate in an EEOC investigation or proceeding, and to challenge the validity of the release, consistent with the requirements of 29 U.S.C. § 626 (f)(4), the ADEA, and the OWBPA, and (v) any claims that may arise after the date this release is signed.

In connection with this release, you acknowledge and agree that:

(1) You have carefully read and fully understand all the provisions of the Agreement, and you acknowledge that the Agreement is written in a manner that you understand.

(2) You declare that your agreement to all of the terms set forth in this Agreement is knowing and is voluntary.

(3) You knowingly and voluntarily intend to be legally bound by the terms of this Agreement.

(4) You acknowledge that the Company is hereby advising you in writing to consult with an attorney of your choice prior to executing this Agreement.

(5) If you choose to do so, you may waive the remainder of the 21-day consideration period by signing and returning this Agreement to the Company before the end of the period.

You represent and acknowledge that in executing this Agreement you do not rely and have not relied upon any representation or statement made by the Company or by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement, other than those specifically stated in this Agreement.

The release set forth in this Agreement shall be binding upon you and your heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company as defined above. Provided, however, you expressly warrant that you have not assigned, transferred or sold to any person or entity any rights, causes of action, or claims released in this Agreement.

Miscellaneous

You agree that you will not criticize or disparage the Company or any of its employees, officers or directors in any public communication, whether orally or in writing. Likewise, the Company agrees that it will not criticize or disparage you in any public communication, whether orally or in writing. In addition, if the Company is requested to provide information regarding your separation from service with the Company, the Company will confirm that your separation was mutually agreed upon so that you could pursue other interests.

This Agreement constitutes the entire agreement and understanding between the parties concerning your employment with the Company and the termination thereof and supersedes all prior negotiations and agreements, whether oral or written, concerning the subject matters addressed herein. This Agreement is intended by the parties to be a fully integrated agreement.

By their signatures below, the parties indicate their acceptance to the terms of this Agreement.

ROPER INDUSTRIES, INC.

By:	/s/ Brian D. Jellison	/s/ Michael W. Towe
	Brian D. Jellison	Michael W. Towe
Chairman, President & CEO

Date: March 14, 2006